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                                                                    EXHIBIT 12.1



LOUSIANA-PACIFIC CORPORATION
RATIO OF EARNINGS/LOSSES TO FIXED CHARGES



                                            QUARTER       YEAR        YEAR       YEAR        YEAR         YEAR         YEAR
                                             ENDED        ENDED       ENDED      ENDED       ENDED        ENDED        ENDED
                                           31-03-99     12/31/98    12/31/97   12/31/96    12/31/95     12/31/94     12/31/93
                                          -----------  -----------  ---------  ---------  -----------  -----------  -----------
EARNINGS:
Income (loss) before taxes and minority
 interest                                  $    44.1    $    14.0   $  (150.0) $  (326.8)  $   (94.8)   $   559.6    $   427.6
Add: Amortization of capitalized
 interest                                        1.1          4.3         4.2        3.9         3.7          4.0          3.7
    Fixed charges, as detailed below            10.6         46.3        41.5       27.0        19.8         17.0         20.2
Less: Interest capitalized                      (0.1)        (1.6)       (4.8)      (7.1)      (10.9)        (5.5)        (3.5)
                                               -----        -----   ---------  ---------  -----------  -----------  -----------
Adjusted income (loss)                     $    55.7    $    63.0   $  (109.1) $  (303.0)  $   (82.2)   $   575.1    $   448.0
                                               -----        -----   ---------  ---------  -----------  -----------  -----------
                                               -----        -----   ---------  ---------  -----------  -----------  -----------

FIXED CHARGES:
Interest expense                           $     9.0    $    37.5   $    30.9  $    14.2   $     5.3    $     9.0    $    12.8
Interest capitalized                             0.1          1.6         4.8        7.1        10.9          5.5          5.0
Capitalized expenses related to
 indebtedness                                     --          1.3          --         --          --           --           --
Portion of rents representative of the
 interest factor                                 1.5          5.9         5.8        5.7         3.6          2.5          2.4
                                               -----        -----   ---------  ---------  -----------  -----------  -----------
                                           $    10.6    $    46.3   $    41.5  $    27.0   $    19.8    $    17.0    $    20.2
RATIO OF EARNINGS TO FIXED CHARGES               5.3          1.4          --         --          --         33.8x        22.2x
DEFICIENCY OF EARNINGS TO FIXED CHARGES    $      --    $      --   $   150.6  $   330.0   $   102.0    $      --    $      --
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